EXHIBIT 4.3

                Form of Stock Option Agreement to be entered into
                     with respect to Incentive Stock Options


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                             STOCK OPTION AGREEMENT

                  FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                          OF THE INTERNAL REVENUE CODE
                                 PURSUANT TO THE
                           THISTLE GROUP HOLDINGS, CO.
                             1992 STOCK OPTION PLAN
                              formerly known as the
                    ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK
                             1992 STOCK OPTION PLAN

     STOCK OPTIONS for a total of __________ shares of common stock ("Common Stock"), par value $0.10 per share, of Thistle Group Holdings, Co. (the "Company"), which options are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended, is hereby granted to __________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the Thistle Group Holdings, Co. 1992 Stock Option Plan (the "Plan") which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Option Price. The exercise price is $_____ for each share of Common Stock under option, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this stock option. Such exercise price accurately reflects any price adjustment resulting from the corporate reorganization (the "Reorganization") of Roxborough-Manayunk Federal Savings Bank (the "Bank") pursuant to which the Bank became the wholly-owned subsidiary of the Company.

     2. Exercises of Option. The stock options covered by this stock option agreement shall be exercisable in accordance with provisions of the Plan as follows:

         (a) Schedule of Rights to Exercise.

                                                Total of Shares Subject
Years of Continuous Employment                     to Option Which May
 After Date of Grant of Option                       Be Exercised
------------------------------                  -----------------------

Upon grant.........................                       none
1 year but less than 2 ............                  one-third
2 years but less than 3 ...........                 two-thirds
3 years or more....................                       100%

     Notwithstanding any provisions in this Section 2, in no event shall the stock options covered by this stock option agreement be exercisable prior to six months following the date of grant or the date of ratification of the Plan by the Bank's stockholders, whichever is later.

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         (b)  Method of Exercise. The stock options covered by this stock option agreement shall be exercisable by a written notice which shall:

               (i) State the election to exercise the option, the number of shares of Common Stock with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

               (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

               (iii) Be signed by the person or persons entitled to exercise the option and, if the option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

               (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares of Common Stock with respect to which the option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the option shall be exercised shall be registered in the name of the person or persons exercising the option.

          (c) Restrictions on Exercise. The stock options covered by this stock option agreement may not be exercised if the issuance of the Common Stock upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of the stock options covered by this stock option agreement, the
Company may require the person exercising these options to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Non-transferability of Option. The stock options covered by this stock option agreement may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.


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     4. Term of Option. The stock options covered by this stock option agreement may not be exercised more than ten (10) years from the date of grant, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this stock option agreement.

     5. Modification and Replacement of Prior Stock Options. By signing this stock option agreement the Optionee and the Company agree that the stock options covered herein shall modify and replace, in accordance with Section 13 of the Plan, all of the Optionee's prior options to purchase the common stock of Roxborough-Manayunk Federal Savings Bank, originally granted to the Optionee on ________________ ____, 199____.



                                        THISTLE GROUP HOLDINGS, CO.



-------------------------------         ----------------------------------------
Original Date of Grant                  By:
                                           -------------------------------------




                                        ----------------------------------------
                                        Optionee




Attest:




-------------------------------

[SEAL]


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                      INCENTIVE STOCK OPTION EXERCISE FORM

                                 PURSUANT TO THE
                           THISTLE GROUP HOLDINGS, CO.
                             1992 STOCK OPTION PLAN
                              formerly known as the
                    ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK
                             1992 STOCK OPTION PLAN



                                                       -------------------------
                                                                (Date)


Thistle Group Holdings, Co.
6060 Ridge Avenue
Philadelphia, Pennsylvania  19128

Dear Sir or Madam:

     The undersigned elects to exercise the Incentive Stock Options to purchase shares, par value $0.10, of common stock ("Common Stock") of Thistle Group Holdings, Co. under and pursuant to a stock option agreement dated ____________, 199_.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.


                    $
                     -----------        of cash or check

                     -----------        of Common Stock
                    $
                     ===========        Total



     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

         Name _____________________________________________

         Address __________________________________________

         Social Security Number ___________________________

                                        Very truly yours,


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